Exhibit 99.1

News Release – July 27, 2012

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial declares dividend for 3rd Quarter

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.17 per share regular cash dividend for the third quarter of 2012.

This compares to a regular quarterly cash dividend of $.17 paid in the second quarter of 2012 and a $.27 per share quarterly cash dividend in the third quarter of 2011. The quarterly dividend of $.17 per share for the third quarter 2012 represents a 5.1% dividend yield based upon the closing price on July 25 of $13.45 per share.

Total regular cash dividends paid during the first three quarters of 2012 will be $.61 per share, compared to $.81 per share paid during the same period in 2011. The third quarter cash dividend will be paid on August 22, 2012 to shareholders of record at the close of business on August 10.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of approximately $1.05 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties in Boiling Springs, Carlisle, Camp Hill, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.